EXHIBIT 10.(iii)A
                   FY 97 STANDARD VARIABLE COMPENSATION PLAN
                     (SEPTEMBER 1, 1996 - AUGUST 31, 1997)

OBJECTIVE
               To pay additional cash beyond base salary to eligible employees of Farmland Industries, Inc. or one of its units, contingent upon the company's financial performance. Farmland Industries, Inc. ("Corporate") must achieve a threshold or minimum income before extraordinary items, or no payout occurs, regardless of individual business/service unit results.

               This plan includes three important exhibits which are an integral part of the plan structure. Please be aware of and consult them. They include the following:

               Exhibit A-     Corporate and Unit financial performance criteria
                              and levels

               Exhibit B -    A summary schedule of payout opportunities by
                              earnings level

               Exhibit C-     Descriptions and definitions of accounting terms
                              and methodologies relevant to this plan

PLAN STRUCTURE
               The plan provides a one-time cash payment following the conclusion of FY 97 to eligible employees for the attainment of corporate and unit objectives. The corporate standard measure is Return On Equity (ROE). The standard business unit measures, in addition to corporate ROE, are Return On Assets (ROA), earnings after interest, and cash flow, in approximately equal weighting. With Senior Management approval, including the Chief Executive Officer, a business unit may be based completely on corporate ROE. Alternatively, a business unit may be based on corporate ROE and on fewer than all three of the standard unit measures, with full Senior Management approval. These splits do NOT apply if the business unit variable payout is based solely upon corporate ROE.

               Corporate employee payout under this plan results entirely from corporate ROE. Business unit employees shall also be based 100% on corporate results unless they are either (A) direct members of a unit head's management team, or (B) direct reports to a member of the management team, and with management responsibilities themselves, either for other employees or for major processes.
               If in (A), the split for payout is 30% corporate and 70% business unit; if in (B), the split is 50 % corporate and 50% business unit.

               A further requirement for payout to Farmland Industries, Inc. Vice Presidents and above serving on the Management Council is that cash patronage payments to members must occur; if not, this group will receive no payout under the terms of this plan.

ELIGIBILITY
               The following types of employees are ineligible for payout under the Standard Variable Compensation Plan:

                 Employees whose terms and conditions of employment are subject to collective bargaining.
                 Employees hired after 5/31/97. (Waived if the employee is a former regular full time employee during FY 97. Payout is prorated.)
                 Regular part time employees with less than 500 hours of service during FY 97
                 Temporary employees with less than 1000 hours of service during FY 97
                 Employees terminated for cause prior to 8/31/97
                 Employees who terminate voluntarily prior to 8/31/97 (Employees who terminate to accept a position with a member cooperative may be eligible for a prorated payout.)
                 Employees included in variable compensation plans other than the standard variable compensation plan. Exceptions must be approved by Senior Management of the affected area and by the VP, Human Resources.

               Certain classes of employees who terminate prior to the end of the fiscal year will receive payout based on their eligible earnings during the year:

                    Death/Disability
                    Retirement
                    Reduction in Force
                    Focus Team member obtaining outside employment
                    Layoff
                    Leave of Absence
                    Hired after 9/1/96 but before 5/31/97

               Involuntary separations, other than for reasons included in the list above, which are not for performance or for cause, may result in prorated payout.

               Employees who voluntarily terminate prior to 08/31/97 for the purpose of assuming a position with an MCA cooperative may be eligible to receive a payout. To secure eligibility, the employee must notify Corporate Human Resources, in writing, at the time of separation and ensure that the MCA cooperative notifies Farmland's Corporate Human Resources Department, in writing, to verify employment from the point of separation through the conclusion of the plan year.

               Employees on formal disciplinary or performance probation are ineligible for that portion of the fiscal year.

               Employees who transfer from one business/service unit to another receive a prorated award based on the goals attained and eligible gross wages paid or the salary range midpoint in each unit.

DETERMINATION
OF PAYOUT
               Payout is determined as a percentage of eligible gross wages or salary paid during the fiscal year. Business unit or corporate performance measurements are labeled "threshold", "target", and "maximum".

               Threshold - The minimal performance level required for the plan to pay out. No payout occurs for achievement below threshold.

               Target    - Identifies the actual performance objective.

               Maximum - A performance level exceeding target at which the payout as a percentage of eligible gross wages or salary is frozen. No payout occurs beyond these percentages regardless of performance.

               Payout for performance between threshold and target or target and maximum is prorated.


     APPROVED:


                    H.D. Cleberg
                    President and CEO


                                   EXHIBIT A


                        FY 97 PERFORMANCE CRITERIA AND GOALS


     CORPORATE:
                    Threshold      Target              Maximum


     Return on Equity    8%             14%            20%

     **Business Unit:


                    Threshold      Target              Maximum


     Cash Flow

     Return on Assets

     Earnings after interest

     ** If Business unit measures are used, then key unit personnel are paid variable pay on the following basis:

          A. Direct members of the unit head's management team - 30% corporate/ 70% unit

          B. Direct reports to members of the management team who have management responsibilities, either for Farmland employees, for major processes, or both - 50% corporate/50% business unit.

                                      EXHIBIT B
                   FY 97 STANDARD VARIABLE COMPENSATION PLAN

  THRESHOLD      TARGET      MAXIMUM                     EARNINGS                            V COMP CALCULATION POINT **

                                                                                               c>

      3            5            8              All Non-Exempt/Truck Drivers                          Any Earnings

      3            5            8                  Below $35,000 Exempt                            Actual Earnings

      3            6            10                  $ 35,000 - $ 38,499                                $ 36,750

      4            7            12                  $ 38,500 - $ 42,349                                $ 40,425

      5            8            15                  $ 42,350 - $ 48,699                                $ 45,525

      5            10           18                  $ 48,700 - $ 55,999                                $ 52,350

      6            12           22                  $ 56,000 - $ 64,399                                $ 60,200

      7            15           27                  $ 64,400 - $ 74,059                                $ 69,230

      8            18           33                  $ 74,060 - $ 85,169                                $ 79,615

      10           22           40                  $ 85,170 - $ 97,949                                $ 91,560

      12           25           46                  $ 97,950 - $112,639                                $105,295

      12           25           46                  $112,640 - $129,539                                $121,090

      12           25           46                  $129,540 - $148,969                                $139,255

      14           28           52                      $148,970 +                         Actual Earnings (Non - FII Exec)

** I.E., for any exempt employee whose earnings fall within a particular range, the payout is calculated on this middle value.


                                                                 EXECUTIVES
    THRESHOLD       TARGET          MAXIMUM                       EARNINGS                V COMP CALCULATION POINT**


       18             36              67                                                   Designated FII Executives
       22             45              83                                                   Designated FII Executives
       25             50              92                                                       President and CEO

                                                             $ 90,000 - $107,999                      $ 99,000

                                                             $108,000 - $129,599                      $118,800

                                                             $129,600 - $155,519                      $142,560

                                                             $155,520 - $186,619                      $171,070

                                                             $186,620 - $223,939                      $205,280

                                                             $223,940 - $268,729                      $246,335

                                                             $268,730 - $322,479                      $295,605

                                                             $322,480 - $386,979                      $354,730

                                                             $386,980 - $464,379                      $425,680

                                                             $464,380 - $557,259                      $510,820

                                                             $557,260 - $668,709                      $612,985

                                                             $668,710 - $802,449                      $735,605

                                                                 $802,450 +                    Actual Earnings

** I.E., for any exempt employee whose earnings fall within a particular range, the payout is calculated on this middle value.


                                      EXHIBIT C

                          ACCOUNTING TERMS AND METHODOLOGY

                                     DEFINITIONS


INCOME is defined as income before taxes and extraordinary items as reported for Key Results purposes.

EQUITY is the prior year's ending equity. Equity includes all capital shares and equities (preferred, common and associate member shares, patronage refunds for reinvestment, and earned surplus). It does not include minority owners equity in subsidiaries.

RETURN ON EQUITY (ROE) is the ratio determined by dividing Income by Equity.

CASH FLOW will be measured by using the Net Cash Generated formula of net income plus beginning assets minus ending assets. The assets are those reported for Key Results purposes, and at the business unit level, exclude such items as prepayments and redating of inventory.

AVERAGE ASSETS are the key results assets averaged by adding the previous year-end assets, September through July ending assets multiplied by two, the current year ending assets and dividing by 24.

RETURN ON AVERAGE ASSETS is the ratio of income divided by the Average Assets. EARNINGS AFTER INTEREST is the Key Results income for the operating unit after interest, other income and joint venture income.

                 TREATMENT OF THE VARIABLE COMPENSATION EXPENSE


The ROE targets have been expressed after the recognition of the variable compensation expense. In calculating the level at which variable compensation will be paid, the variable compensation expense is added back to Income. For example, assume Equity is $762,011,000 and the ROE for threshold is expressed as 8%. This would correspond to Income of $60,960,880 (.08 times $762,011,000). However, the $60,960,880 includes variable compensation expense (variable compensation expense is budgeted at target and an accrual is made each month).

                             EXAMPLE OF REQUIRED INCOME*
             (ASSUMING PRIOR YEAR ENDING EQUITY OF $762,011,000 MILLION)

                         ROE                      Required Income

                      Threshold      8.0%        $   60,960,880
                      Target        14.0%        $  106,681,540
                      Maximum       20.0%        $  152,402,200


     * Actual FY 96 ending ROE has yet to be determined. When it is, these income figures will be subject to some modification.


                         DETERMINATION OF EXTRAORDINARY ITEM


If Farmland achieves its performance goals, but experiences a loss year due to extraordinary items, the Board of Directors of Farmland Industries, Inc. maintains the discretion to authorize, adjust, or deny payout of the management portion of the Variable Compensation Plan (See the definition of management employees in the main plan document and in Exhibit "A"). This also applies to management level employees who participate in customized plans. Employees on sales incentive plans, with base pay administered at a lower level, are NOT affected by this provision unless specific portions of their plans are tied to corporate performance.

                     GUIDELINES FOR "EXTRAORDINARY" DESIGNATION

The Chief Financial Officer and the Chief Executive Officer must approve the classification of any item as "extraordinary." Transactions deemed as "extraordinary" and therefore excluded in the determination of Income for variable compensation include:

  The punitive portion of litigation results in favor of or against Farmland, excluding redemptive payments on normal business matter where the intent is to substantially restore net income to where it would have been had the incident not occurred.

  Non-recurring (one-time) adjustments to income or expense such as the gain from settlement of the retirement plan. Any such items would generally be reported as extraordinary items on Farmland financial statements under generally accepted accounting principles.

  The gain or loss on the disposal of a major asset, group of assets, or investments.

  The gain or loss from any new business activity or business unit added subsequent to the approval of the Business Plan, provided that the acquisition was such that it required specific Board of Director approval outside of the business plan.
  The impact of adjustments resulting from LIFO inventory computations or reserves.

  Other items as approved.

Specific requests by an operating unit for treatment of an item as "extraordinary" must be approved by the Senior Management representative before review by the Chief Financial Officer and the Chief Executive Officer.